CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

PENNSYLVANIA COMMERCE BANCORP

REPORTS RECORD QUARTERLY NET INCOME AND EPS;

 LOANS INCREASE 21%

July 15, 2008 – Harrisburg, PA – Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported record loans, revenues, net income and earnings per share for the second quarter of 2008, announced Gary L. Nalbandian, Chairman.

Second Quarter 2008 Financial Highlights
%
	06/30/08		06/30/07		Change
Total assets	$ 2.05	Billion	$ 1.92	Billion	7%

Total deposits	$ 1.55	Billion	$ 1.53	Billion	1%

Total loans (net)	$ 1.30	Billion	$ 1.07	Billion	21%

Total revenues	$ 25.6	Million	$ 20.0	Million	28%

Net income	$ 3.5	Million	$ 1.6	Million	123%

Diluted net income per share	$ 0.54		$ 0.24		125%

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following highlights:

➢
Net income was $3.5 million for the second quarter, up $1.9 million, or 123%, over the second quarter one year ago. Net income for the first six months of 2008 totaled $6.7 million, up $4.0 million, or 150%, over the first half of 2007.

➢
Diluted net income per share was $0.54 for the quarter, up $0.30, or 125%, over the second quarter of 2007.  Diluted net income per share for the first six months of 2008 was $1.03, up $0.62, or 151%, over the same period last year.

➢	Total revenues grew $5.6 million, or 28%, for the second quarter of 2008 over the second quarter one year ago.

➢	Net interest income for the quarter increased $4.8 million, or 34%, over the same period in 2007.

➢	The Company’s net interest margin for the second quarter improved 91 basis points over the same quarter one year ago to 4.10%.

➢	Deposit charges and service fees grew 23% for the second quarter over the same period one year ago.

➢	Stockholders’ equity increased $7.7 million, or 7%, to $112.4 million compared to June 30, 2007.

➢	Return on average stockholders’ equity improved to 12.57% for the quarter vs. 6.00% for the second quarter of 2007.

➢	Total assets reached $2.0 billion, up 7% over the past twelve months.

➢	Net loans grew $228 million, or 21%, over the second quarter one year ago.

➢
The Company recently announced that its common stock has been added to the Russell 3000 Index.  The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based upon total market capitalization, which represents 98 percent of the investable U.S. equity market.

Income Statement

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change
Total revenues	$25,580	$19,959	28%	$50,156	$38,357	31%
Total operating expenses	19,077	17,308	10%	37,978	33,798	12%
Net income	3,506	1,571	123%	6,712	2,683	150%
Diluted net income per share	$0.54	$0.24	125%	$1.03	$0.41	151%

Total revenues (net interest income plus non-interest income) for the second quarter increased $5.6 million to $25.6 million, up 28% over the second quarter of 2007. Total revenues for the first six months of 2008 increased by $11.8 million, or 31%, over the same period in 2007.

Net income totaled $3.5 million for the second quarter of 2008, a $1.9 million increase over net income of $1.6 million for the second quarter of 2007. Net income per fully diluted share for the second quarter of 2008 was $0.54, a 125% increase over the $0.24 recorded for the same period a year ago.

Net income for the first six months of 2008 grew $4.0 million, or 150%, over the first half of 2007.  Net income per fully diluted share totaled $1.03 for the first half of 2008, up $0.62, or 151%, over the same period last year.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2008 totaled $19.1 million, an increase of $4.8 million, or 34%, over the $14.3 million recorded a year ago.  This increase was a result of continued strong loan growth combined with significant improvement in the Company’s net interest margin.  For the first six months of 2008, net interest income totaled $37.7 million, up $10.2 million, or 37%, over the $27.5 million recorded the first half of 2007.

The net interest margin for the second quarter of 2008 was 4.10%, up 3 basis points on a linked-quarter basis and up 91 basis points over the 3.19% figure recorded in the second quarter of 2007. The improvement in net interest margin is the result of continued strong loan growth combined with a marked reduction in the Company’s deposit and total cost of funds.

Net interest income, on a tax equivalent basis, totaled $19.5 million in the second quarter of 2008, an increase of $5.0 million, or 34%, over the second quarter one year ago. Net interest margin on a fully-taxable equivalent basis was 4.20%.  Fully taxable net interest income for the first six months of 2008 was $38.5 million, up $10.5 million, or 37%, as compared to the same period one year ago.  Year-to-date net interest margin on a fully taxable basis was 4.17%, up 100 basis points over the first six months of 2007.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, as well as noticeable improvement in the net interest margin.

(dollars in thousands)	Net Interest Income
June 30 2008 vs. 2007	Volume Increase	Rate Change	Total Increase	% Increase
Quarter	$ 1,316	$ 3,654	$ 4,970	34%
Six Months	3,008	7,454	10,462	37%

Noninterest Income

Noninterest income for the second quarter of 2008 totaled $6.5 million, up $788,000, or 14%, over $5.7 million a year ago.  The growth in noninterest income for the quarter was reflected in increased deposit charges and service fees as depicted below:

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands)	2008	2007	% Change	2008	2007	% Change
Deposit charges and service fees	$6,243	$5,073	23%	$11,919	$9,575	25%
Other income	407	632	(36)	724	1,129	(36)
Subtotal	6,650	5,705	17	12,643	10,704	18
Net investment securities gains (losses)	(157)	-		(157)	171
Total noninterest income	$6,493	$5,705	14%	$12,486	$10,875	15%

Noninterest Expenses

Noninterest expenses for the second quarter of 2008 were $19.1 million, up 10%, over $17.3 million one year ago.  The increases in noninterest expenses for the quarter were widespread across several categories, as shown in the following table:

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands)	2008	2007	% Change	2008	2007	% Change
Salaries and employee benefits	$9,342	$8,554	9%	$18,223	$16,952	7%
Occupancy	1,996	1,771	13	4,070	3,606	13
Furniture and equipment	1,134	992	14	2,186	1,947	12
Advertising and marketing	826	735	12	1,663	1,521	9
Data Processing	1,829	1,657	10	3,534	3,132	13
Postage and supplies	469	469	0	1,001	1,008	(1)
Regulatory assessments and costs	601	707	(15)	1,739	894	95
Telephone	585	574	2	1,181	1,138	4
Other expenses	2,295	1,849	24	4,381	3,600	22
Total noninterest expenses	$19,077	$17,308	10%	$37,978	$33,798	12%

Noninterest expenses for the first six months of 2008 totaled $38.0 million, up $4.2 million, or 12%, over the $33.8 million recorded during the same period in 2007.  Increases in noninterest expenses for both the quarter and six months ended June 30, 2008 include costs associated with three stores that were opened during the second half of 2007.  Therefore, these costs are not included for the quarter and six months ended June 30, 2007.

Balance Sheet

	June 30,
(dollars in thousands)	2008	2007	% Change
Total assets	$2,045,103	$1,915,463	7%

Total loans (net)	1,298,308	1,070,353	21%

Total deposits	1,546,672	1,532,449	1%

Total core deposits	1,532,208	1,514,453	1%

Lending

Total gross loans increased $230.0 million, or 21%, to $1.31 billion from $1.08 billion one year ago, with the growth represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	06/30/08	% of Total	06/30/07	% of Total	$ Increase	% Increase
Commercial	$410,419	31%	$330,300	31%	$80,119	24%
Owner occupied	191,813	15	129,856	12	61,957	48
Total commercial	602,232	46	460,156	43	142,076	31
Consumer/residential	318,817	24	294,681	27	24,136	8
Commercial real estate	389,469	30	325,874	30	63,595	20
Gross loans	$1,310,518	100%	$1,080,711	100%	$229,807	21%

Asset Quality

The Company’s asset quality ratios are highlighted below:

		Quarter Ended
	June 30, 2008	March 31, 2008	June 30, 2007
Non-performing assets/total assets	0.65%	0.22%	0.21%
Net loan charge-offs/average total loans	0.07%	0.01%	0.01%
Loan loss reserve/gross loans	0.93%	0.96%	0.96%
Non-performing loan coverage	95%	309%	278%
Non-performing assets/capital and reserves	11%	4%	3%

Non-performing assets and loans past due 90 days at June 30, 2008 totaled $13.3 million, or 0.65%, of total assets, as compared to $4.3 million, or 0.22% of total assets, at March 31, 2008 and $4.0 million, or 0.21%, of total assets one year ago. The increase in non-performing assets is primarily associated with four different credits totaling $7.5 million, with more than half of the increase related to one borrower.  As a result, the Company’s second quarter provision for loan losses totaled $1.4 million as compared to $500,000 recorded in the second quarter of 2007.  Management has performed an assessment of the collateral related to these credits and believes the allowance for loan losses remains adequate for the level of risk inherent in the loan portfolio.  For the first six months of 2008, the loan loss provision totaled $2.4 million vs. $980,000 for the same period last year.

Total charge-offs for the second quarter were $817,000 vs. $134,000 for the second quarter of 2007, with approximately $700,000 of this total related to two credits.  Total charge-offs year-to-date were $908,000 vs. $307,000 for the first half of 2007.

Core Deposits

Core deposit growth by type of account is as follows:

	June 30,
(dollars in thousands)	2008	2007	% Change	2nd Qtr 2008 Cost of Funds
Demand non-interest-bearing	$293,299	$293,264	0%	0.00%
Demand interest-bearing	705,077	654,648	8	1.48
Savings	341,185	384,445	(11)	1.07
Subtotal	1,339,561	1,332,357	1	1.05
Time	192,647	182,096	6	3.61
Total core deposits	$1,532,208	$1,514,453	1%	1.39%

Core deposit growth by type of customer is as follows:

	June 30,	% of	June 30,	% of	%
(dollars in thousands)	2008	Total	2007	Total	Change
Consumer	$670,040	44%	$621,620	41%	8%
Commercial	521,874	34	545,418	36	(4)
Government	340,294	22	347,415	23	(2)
Total	$1,532,208	100%	$1,514,453	100%	1%

Investments

At June 30, 2008, the Company’s investment portfolio totaled $539.5 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at June 30, 2008.

Product Description	Available for Sale	Held to Maturity	Total
(in thousands)
Mortgage-backed securities:
Federal government agencies pass through certificates	$65,439	$75,924	$141,363
Collateralized mortgage obligations (government agency or AAA rated)	300,372	32,940	333,312
U.S. Government agencies/other	4,882	59,913	64,795
Total	$370,693	$168,777	$539,470
Duration (in years)	3.7	5.0	4.1
Average life (in years)	4.7	6.7	5.3
Quarterly average yield	4.82%	5.34%	4.97%

At June 30, 2008, the after tax depreciation of the Company’s available for sale portfolio was $11.8 million as compared to $9.6 million at March 31, 2008 and vs. $5.5 million at June 30, 2007.  The market for certain securities held in the Company’s available-for-sale portfolio remained volatile during the second quarter due to extraordinary economic and market dislocations.  As a result of this volatility, the market prices for many types of securities at June 30, 2008 were lower than at March 31, 2008 due to the distressed market conditions.  Management has reviewed such securities for continued and constant receipt of scheduled principal and interest payments as well as credit-rating adjustments.  Based upon this review, management does not believe any individual unrealized loss as of June 30, 2008 represents other-than-temporary impairment.  The unrealized losses on these securities are primarily the result of changes in the liquidity levels in the market in addition to changes in general market interest rates and not by material changes in the credit characteristics of the investment securities portfolio.  In addition, at June 30, 2008, management had the positive intent and ability to hold these securities to recovery or maturity.

Capital

Stockholders’ equity at June 30, 2008 totaled $112.4 million, an increase of $7.7 million, or 7%, over stockholders’ equity of $104.7 million at June 30, 2007.  Return on average stockholders’ equity (ROE) for the second quarter and six months ended June 30, 2008 and 2007 are shown below:

Return on Equity
Three Months Ended June 30,		Six Months Ended June 30,
2008	2007	2008	2007
12.57%	6.00%	11.98%	5.21%

The Company’s capital ratios at June 30, 2008 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.70%	5.00%
Tier 1	10.05%	6.00
Total Capital	10.86%	10.00

Stockholder Returns

As of June 30, 2008
	Commerce	NASDAQ Bank Index	S & P Index	Russell 3000 Index
1 Year	(15)%	(33)%	(53)%	(38)%
5 Years	5%	(1)%	(7)%	1%
10 Years	7%	2%	(3)%	2%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control).  The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others discussed in the Company’s Form 10-K, could cause the Company’s financial performance to differ materially from that expressed or implied in such forward-looking statements:

•	the Company’s dependence on TD Commerce Bancorp, Inc. (and Commerce Bank, N.A.) to provide various services to the Company and the costs associated with securing alternate providers of such services;

•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation;

•	the impact of the extraordinary economic and market dislocations on the fair value market prices of investment securities;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	changes in the Company’s allowance for loan losses;

•	effect of terrorists attacks and threats of actual war;

•	unanticipated regulatory or judicial proceedings;

•	changes in consumer spending and saving habits;

•	and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to differ materially from the future results, performance, or achievements the Company has anticipated in such forward-looking statements. You should note that many factors, some of which are discussed in this Press Release, could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained or incorporated by reference in this document. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company. For information on subsequent events, refer to the Company’s filings with the SEC.